Pulmonx Reports Third Quarter 2020 Financial Results

Redwood City, CA – November 10, 2020 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx”), a commercial-stage medical technology company that provides minimally invasive treatment for patients with severe emphysema, a form of COPD, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 & Recent Highlights
•Reported revenue of $10.6 million in the third quarter of 2020, a 17% increase over the same period last year
•Achieved gross margin of 70.3%, relatively flat compared to the third quarter of 2019
•Completed an initial public offering of 11.5 million shares, raising approximately $201.4 million in net proceeds to the Company
•Secured a positive coverage decision for Zephyr Valve from Health Care Service Corporation, adding 16 million additional lives under coverage

“In the third quarter we saw a recovery of our business as procedure volumes rebounded from second quarter lows, despite ongoing pandemic related headwinds, and as awareness and demand for our platform solution increased meaningfully,” said Glen French, President & Chief Executive Officer. “Following our initial public offering in October, we are well positioned financially and operationally to focus on driving further commercial momentum as we take the next steps in building on our position as a global leader in minimally invasive treatments for lung disease.”

Third Quarter 2020 Financial Results
Total worldwide revenue for the third quarter 2020 was $10.6 million, a 17% increase from $9.1 million in the third quarter of 2019 and an increase of 15% on a constant currency basis. U.S. revenue was $5.3 million, a 57% increase compared to the third quarter 2019. International revenue was $5.3 million, an 8% decrease compared to the third quarter 2019, and an 11% decrease on a constant currency basis. The increase in U.S. revenue was driven by increasing commercial traction from the launch of Zephyr Valve while the decrease in international revenue was due to the impact of the COVID pandemic on our business.

Gross profit for the third quarter of 2020 was $7.5 million, compared to $6.4 million for the third quarter 2019. Gross margin for the third quarter of 2020 was 70.3%, relatively flat compared to 70.4% for the same period in 2019.

Operating expenses for the third quarter of 2020 were $12.8 million, compared to $10.0 million for the third quarter of 2019, representing an increase of 28%. The increase in operating expenses were primarily driven by an increase in personnel-related expenses to expand our commercial and research and development functions, as well as expenses related to building out our general and administrative infrastructure and support staff.

Net loss for the third quarter of 2020 was $3.9 million, or $1.37 per share, compared to a net loss of $4.3 million, or $2.41 per share, for the same period in 2019. Net loss included a non-cash gain of $2.5 million from changes in the fair value of derivative liabilities associated with outstanding convertible debt and a success fee.

Cash and cash equivalents were $39.8 million as of September 30, 2020. This excludes net cash proceeds of $201.4 million from the Company’s initial public offering completed in October 2020.

2020 Financial Outlook
While the COVID-19 pandemic poses a continued risk of uncertainty to the Company’s operating results, Pulmonx expects full year 2020 revenue to be in the range of $31.5-$32.0 million.

Webcast and Conference Call Details
Pulmonx will host a conference call today, November 10, 2020, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2020 financial results. The dial-in numbers are (833) 614-1518 for domestic callers and (270) 823-1072 for international callers. The conference ID is 7802229. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
Pulmonx has presented constant currency percentage change in revenues, a non-GAAP financial measure, in this press release. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is set forth in the tables below.

Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on the Company and its operations, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, outlook for 2020 full year revenue, commercial momentum, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the final prospectus filed with the SEC pursuant to Rule 424(b)(4) filed on October 1, 2020, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

About Pulmonx Corporation
Pulmonx® Corporation (NASDAQ: LUNG) is a commercial-stage medical technology company that provides minimally invasive treatment for patients with severe emphysema, a form of COPD. The Pulmonx solution, which is comprised of the Zephyr® Endobronchial Valve (Zephyr Valve), the Chartis® Pulmonary Assessment System (Chartis System) and the StratX® Lung Analysis Platform, is designed to treat severe emphysema/COPD patients who, despite medical management, are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is now commercially available in more than 25 countries, with over 80,000 valves used to treat more than 20,000 patients. For more information, visit www.Pulmonx.com.

Pulmonx®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	10,612	9,104	22,903	22,248
Cost of goods sold	3,150	2,697	8,779	7,171
Gross profit	7,462	6,407	14,124	15,077
Operating expenses
Research and development	1,997	1,399	4,988	4,446
Selling, general and administrative	10,813	8,621	32,114	24,179
Total operating expenses	12,810	10,020	37,102	28,625
Loss from operations	(5,348)	(3,613)	(22,978)	(13,548)
Interest income	9	167	98	310
Interest expense	(1,103)	(460)	(2,914)	(1,867)
Other income (expense), net	2,631	(340)	3,052	(713)
Net loss before tax	(3,811)	(4,246)	(22,742)	(15,818)
Income tax expense	49	89	192	216
Net loss	$(3,860)	$(4,335)	$(22,934)	$(16,034)
Net loss per share attributable to common stockholders, basic and diluted	$(1.37)	$(2.41)	$(10.33)	$(9.21)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	2,814,798	1,800,286	2,220,734	1,740,072

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2020	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$39,806	$14,767
Restricted cash	231	—
Short-term marketable securities	—	13,580
Accounts receivable, net	5,260	5,511
Inventory	9,288	5,612
Prepaid expenses and other current assets	1,037	1,601
Total current assets	55,622	41,071
Property and equipment, net	1,164	902
Goodwill	2,333	2,333
Intangible assets, net	431	524
Deferred offering costs	1,680	1,563
Right of use assets	9,489	6,561
Other long-term assets	525	579
Total assets	$71,244	$53,533
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$2,297	$2,681
Accrued liabilities	8,844	9,463
Income taxes payable	158	233
Deferred revenue	92	173
Current lease liabilities	1,927	446
Derivative liabilities	1,856	1,165
Total current liabilities	15,174	14,161
Deferred tax liability	54	43
Long-term lease liabilities	8,250	6,403
Credit agreement	539	—
Term loan	16,763	14,965
Convertible notes	29,754	—
Total liabilities	70,534	35,572
Convertible preferred stock	207,599	205,339
Stockholders' deficit
Common stock	4	2
Additional paid-in capital	24,896	21,750
Accumulated other comprehensive income	1,648	1,373
Accumulated deficit	(233,437)	(210,503)
Total stockholders' deficit	(206,889)	(187,378)
Total liabilities, convertible preferred stock and stockholders' deficit	$71,244	$53,533

Pulmonx Corporation
Reconciliation of Reported Revenue % Change To Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three months ended September 30,
	2020	2019	% Change	FX Impact %	Constant Currency % Change
United States	$5,345	$3,405	57.0%	—%	57.0%
International	5,267	5,699	(7.6)%	(3.2)%	(10.8)%
Total	$10,612	$9,104	16.6%	(2.1)%	14.5%

	Nine months ended September 30,
	2020	2019	% Change	FX Impact %	Constant Currency % Change
United States	$11,315	$6,001	88.6%	—%	88.6%
International	11,588	16,247	(28.7)%	(0.2)%	(28.9)%
Total	$22,903	$22,248	2.9%	(0.1)%	2.8%